FORM 3



U.S. SECURITIES AND EXCHANGE COMMISSION
      WASHINGTON, D.C.  20549                   --------------------------
       INITIAL STATEMENT OF                           OMB APPROVAL
  BENEFICIAL OWNERSHIP OF SECURITIES            --------------------------

                                                  OMB NUMBER:  3235-0104
                                                  EXPIRES:
                                                  SEPTEMBER 30, 1998
  Filed pursuant to Section 16(a) of the          ESTIMATED AVERAGE
    Securities Exchange Act of 1934,              BURDEN HOURS
   Section 17(a) of the Public Utility            PER RESPONSE 0.5
     Holding Company Act of 1935                --------------------------
  or Section 30(f) of the Investment
         Company Act of 1940

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1.   Name and Address of Reporting Person

     MARTIN                 LAURALEE              E.
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     (Last)                 (First)               (Middle)
     c/o Jones Lang LaSalle Incorporated
     200 East Randolph Drive
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                 (Street)

     Chicago                Illinois              60601
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     (City)                 (State)               (Zip)

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2.   Date of Event Requiring Statement (Month/Day/Year)

     1/2/02
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3.   IRS OR SOCIAL SECURITY NUMBER OF REPORTING PERSON (VOLUNTARY)

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4.   Issuer Name and Ticker or Trading Symbol

     Jones Lang LaSalle Incorporated (JLL)
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5.   RELATIONSHIP OF REPORTING PERSON(S) TO ISSUER (CHECK ALL APPLICABLE)
( )  DIRECTOR
( )  10% OWNER
(X)  OFFICER (GIVE TITLE BELOW)
( )  OTHER (SPECIFY TITLE BELOW)

     EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
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6.   IF AMENDMENT, DATE OF ORIGINAL (MONTH/DAY/YEAR)


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7.   INDIVIDUAL OR JOINT/GROUP FILING (CHECK APPLICABLE LINE)
(X)  FORM FILED BY ONE REPORTING PERSON
( )  FORM FILED BY MORE THAN ONE REPORTING PERSON

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TABLE I - NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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1. TITLE OF SECURITY   2. AMOUNT OF     3. OWNERSHIP       4. NATURE
   (INSTR. 4)             SECURITIES       FORM DIRECT        INDIRECT
                          BENEFICIALLY     DIRECT (D)         BENEFICIAL
                          OWNED            OR INDIRECT        OWNERSHIP
                          (INSTR. 4)       (I) (INSTR. 5)     (INSTR.5)
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                         ______        ___

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TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED
   (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
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1.  Title of Derivative Security (Instr. 4)

     (i)   Options to purchase Shares of Common Stock
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2.  Date Exercisable and Expiration Date (Month/Day/Year)

     (i) Date Exercisable - Vests and becomes exercisable with respect to one-third of the shares on each of the first three anniversaries of the date of grant

           Expiration Date - 1/02/09
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3.  Title and Amount of Securities Underlying Derivative Security (Instr.4)

     (i)   Common Stock          25,000 shares
           --------------        --------------------------
               Title             Amount of Number of Shares
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4.  Conversion or Exercise Price of Derivative Security

     (i)   $17.80
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5.  Ownership Form of Derivative Security: Direct(D) or Indirect (I)
     (Instr.5)

     (i)   D

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6.  Nature of Indirect Beneficial Ownership (Instr. 5)


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




EXPLANATION OF RESPONSES:







/s/ Gordon G. Repp  as Attorney-in-Fact      January 7, 2002
-----------------------------------------    ---------------
**SIGNATURE OF REPORTING PERSON                  Date


___________________________________________
** INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACTS CONSTITUTE FEDERAL
   CRIMINAL VIOLATIONS.
   SEE 18 U.S.C. 1001 AND 15 U.S.C. 78FF(A).

NOTE: FILE THREE COPIES OF THIS FORM, ONE OF WHICH MUST BE MANUALLY SIGNED. IF SPACE PROVIDED IS INSUFFICIENT, SEE INSTRUCTION 6 FOR
PROCEDURE.

POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB NUMBER.
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


                           POWER OF ATTORNEY



     Know all by these presents, that the undersigned hereby constitutes and appoints each of Peter C. Roberts, Nicholas J. Willmott, Fritz E. Freidinger and Gordon G. Repp, signing singly, his/her true and lawful attorney-in-fact to:

     (1) execute for and on behalf of the undersigned Forms 3, 4 and 5 in accordance with Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules thereunder;

     (2) do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to complete the execution of any such Form 3, 4 or 5 and the timely filing of such form with the United States Securities and Exchange Commission ("SEC") and any other authority; and

     (3) take any other action of any type whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit to, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in his discretion.

     The powers granted above may be exercised by each such attorney-in-fact on behalf of the undersigned, individually, and on behalf of the undersigned in the undersigned's fiduciary and representative capacity in which the undersigned may be acting.

     The undersigned hereby grants to each such attorney-in-fact full power and authority to do and perform all and every act and thing whatsoever requisite, necessary and proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as such attorney-in-fact might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorney-in-fact, or his substitute or substitutes, shall lawfully do or cause to be done by virtue of this Power of Attorney and the rights and powers herein granted. The undersigned acknowledges that the foregoing attorneys-in-fact, in serving in such capacity at the request of the undersigned, are not assuming any of the undersigned's responsibilities to comply with Section 16 of the Exchange Act.

     This Power of Attorney shall be effective on the date set forth below and shall continue in full force and effect until the date on which the undersigned shall cease to be subject to Section 16 of the Exchange Act and the rules thereunder or until such earlier date on which written notification executed by the undersigned is filed with the SEC expressly revoking this Power of Attorney.

     IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 4TH DAY OF JANUARY, 2002.




                            /s/ Lauralee E. Martin
                            _____________________________________


                            Name:      Lauralee E. Martin
                                       __________________________